Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

June 15, 2021

FalconStor Software, Inc.
701 Brazos Street, Suite 400

Austin, Texas 78701

Ladies and Gentlemen:

We are acting as counsel to FalconStor Software, Inc., a Delaware corporation (the “Company”), in connection with (a) the Registration Statement on Form S-1 (No. 333- 256756), originally filed on June 3, 2021 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), and (b) the Underwriting Agreement between the Company and Roth Capital Partners, LLC, as the underwriter, relating to such shares of the Common Stock (the “Underwriting Agreement”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the shares of common stock, $.001 par value of the Company to be offered and sold by the Company pursuant to the Registration Statement, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP

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